Exhibit 99.1

rVue Holdings, Inc. Adds to Senior Leadership Team

Steve Schildwachter joins rVue as EVP - Chief Marketing Officer

Chicago, Illinois (PRWEB) July 08, 2013

rVue Holdings, Inc. (OTCBB: RVUE) the premier advertising technology platform for digital out of home media announced the appointment of Steve Schildwachter as Executive Vice President - Chief Marketing Officer. Steve joins Mark Pacchini (President and CEO) and Eric Kristoff (EVP - Chief Technology Officer) who arrived at rVue Inc. in late April 2013.

"Steve brings with him a wealth of knowledge and deep relationships with both clients and agencies throughout the US. His breadth of experience in Digital, Social Media and Shopper Marketing fits well with the Digital Out of Home Space; so we're thrilled to have him on the leadership team," said Mark Pacchini, rVue CEO.

Most recently, Steve was Executive Vice President at Draftfcb Worldwide, a leading marketing communications agency, reporting to both the Chairman and CEO. During his time at Draftfcb and its predecessor, Foote, Cone & Belding, Steve ran global operations on the agency's largest account, S.C. Johnson, helping drive sales and profits for brands like Raid, OFF!, Scrubbing Bubbles, Windex and Pledge, and also YUM! Restaurants International (KFC, Pizza Hut, Taco Bell), Wendy's, 7Up, Motorola, and Kemper Funds. Previously, Steve worked at Leo Burnett and DMB&B, handling brands such as McDonald's, Unocal, Keebler, Allstate and Blockbuster. The Internationalist magazine named him a 2011 Agency Innovator. His blog, Ad Majorem, was #7 on the list of 50 Excellent Ad Agency Blogs Worth Reading.

"I'm excited about the opportunity to build rVue," Schildwachter stated, "and to help the digital out-of-home medium grow at a time of profound change -- and incredible opportunity -- in the advertising industry." He added: "Given the ability of digital out-of-home to reach consumers closer to the moment of purchase, we see it as a business solution just as much as an advertising solution."

About rVue:

rVue Holdings, Inc. is an advertising technology company providing the digital distribution platform for the Digital Outdoor Advertising industry. The company connects 770,000 digital screens across 180 networks delivering access to 250 million daily impressions in one simple platform. Backed by the industry's most intuitive and intelligent platform, rVue has the technology, data and expertise to connect brands and targeted consumers where and when it matters most. For more information, please visit http://www.rvue.com.

CONTACT INFORMATION:

Business and Press Inquiries:
rVue Holdings, Inc.
Dean Peterson
312.219.883